Exhibit 99.1

Pier 1 Imports, Inc. Announces Third Quarter Sales

FORT WORTH, Texas--(BUSINESS WIRE)--December 2, 2010--Pier 1 Imports, Inc. (NYSE:PIR) today reported sales results for the third quarter ended November 27, 2010.

Third Quarter Highlights

  Comparable store sales increase of 10.2% versus last year’s increase of 13.7%
  Merchandise margins expected to be approximately 58.5% of sales

Comparable store sales for the third quarter ended November 27, 2010 increased 10.2% compared to last year’s comparable store sales increase of 13.7% for the third quarter ended November 28, 2009. Total sales for the quarter improved to $354 million compared to $327 million in the year-ago quarter. Comparable store sales for the first nine months increased 11.8% compared to a comparable store sales decline of 0.6% in the year-ago period. Merchandise margins remained strong in the third quarter and will be approximately 58.5% of sales compared to last year’s third quarter merchandise margins of 56.6% of sales.

Alex W. Smith, President and Chief Executive Officer, said, “We are extremely delighted with our comp store sales and merchandise margin results exceeding our expectations for the quarter. As previously announced, our September and October sales results were strong and that momentum carried throughout November and the Thanksgiving holiday weekend. Traffic, conversion and average ticket for the quarter were positive and continue to be the key drivers of our comp store sales increases. We look forward to discussing our third quarter results in detail during our upcoming conference call.”

Third Quarter Earnings and Conference Call Information

The Company will announce fiscal 2011 third quarter earnings prior to market open on December 16, 2010 and will host a conference call later that morning at 10:00 a.m. Central Time to discuss the third quarter results. Investors will be able to connect to the call through the Company’s website at www.pier1.com. The conference call can be accessed by linking through to the “Investor Relations” page to the “Events” page, or you can listen to the conference call by calling 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 22903701.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400